Locke Lord Bissell & Liddell LLP

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October 17, 2007

AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas  77046

Dear Ladies and Gentlemen:

We have acted as counsel to AmREIT, a Texas real estate investment trust (the "Company"), in connection with the Company's registration statement PEA to on Form S-4 on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for offering by the Company of up to 1,026,732 Class A Common Shares in the Company, par value $0.01 per share (the "Common Shares").  This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinions expressed herein, we have examined the Registration Statement, the Company's Amended and Restated Declaration of Trust (the "Charter") and Bylaws and certain minutes of corporate proceedings and/or written consents of the Company's Board of Trust Managers.  We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when the Registration Statement has become effective under the Securities Act and payment for such Common Shares has been made in the manner contemplated by the Registration Statement, such Common Shares sold thereunder will be duly authorized, validly issued, fully paid and non-assessable by the Company.

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein.  We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the laws of the State of Texas.  We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the prospectus contained therein.  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

LOCKE LORD BISSELL & LIDDELL LLP

By:           /s/ Gina E. Betts
Gina E. Betts